EXHIBIT 17.5


RESIGNATION OF lARRY SHUSMAN AS CHIEF FINANCIAL OFFICER OF NATIONAL ENERGY SERVICES COMPANY, INC., a Nevada Corporation



I, Larry Shusman, hereby resign all my capacities as Chief Financial Officer of NATIONAL ENERGY SERVICES COMPANY, INC., a Nevada Corporation (the "Company") effective February 20, 2004. My resignation is not because of a disagreement with the Company on any matter relating to the Company's operations, policies or practices. Further, I release the Company from any and all obligations they may have to me as well as from any and all claims (asserted or not asserted) to date.




/s/  Larry Shusman                                     2/7/05
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 Larry Shusman                                           Date